Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254716

PROSPECTUS

Advantage Solutions Inc.

Up to 7,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 255,465,000 Shares of Class A Common Stock by the Selling Stockholders

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This prospectus relates to the issuance by us of up to an aggregate of up to 7,333,333 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”) that are issuable upon the exercise of 7,333,333 warrants (the “Warrants”) originally issued in a private placement concurrent with the initial public offering of Conyers Park II Acquisition Corp., our predecessor company. We will receive in cash the proceeds from any exercise of Warrants and issuance of such shares underlying the Warrants pursuant to this prospectus.

This prospectus also relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 255,465,000 shares of Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may sell the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our Class A common stock and Warrants are listed on the Nasdaq Global Select Market under the symbols “ADV” and “ADVWW,” respectively. On November 16, 2021, the closing price of our Class A common stock was $8.97 and the closing price for our Warrants was $1.81.

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See the section entitled “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is November 18, 2021.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document and that information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf’ registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any Warrants. We will receive in cash the proceeds from any exercise of Warrants and issuance of such shares underlying the Warrants pursuant to this prospectus.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

On October 28, 2020 (the “Closing Date”), Conyers Park II Acquisition Corp., our predecessor company (“Conyers Park”), consummated the previously announced merger pursuant to that certain Merger Agreement, dated September 7, 2020 (the “Merger Agreement”), by and among Conyers Park, CP II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Conyers Park (“Merger Sub”), Advantage Solutions Inc., a Delaware corporation (“ASI” and “ASI Intermediate Corp.”), and Karman Topco L.P., a Delaware limited partnership (“Topco”). Pursuant to the Merger Agreement, Merger Sub was merged with and into ASI with ASI being the surviving company in the merger as a wholly owned subsidiary of Conyers Park (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). On the Closing Date, and in connection with the closing of the Transactions (the “Closing”), Conyers Park II Acquisition Corp. changed its name to Advantage Solutions Inc.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Advantage,” “we,” “us,” “our” and similar terms refer to Advantage Solutions Inc. (f/k/a Conyers Park II Acquisition Corp.) and its consolidated subsidiaries (including ASI). References to “Conyers Park” refer to our predecessor company prior to the consummation of the Transactions.

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FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions and the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:

•	the COVID-19 pandemic and the measures taken to mitigate its spread including its adverse effects on our business, results of operations, financial condition and liquidity;
•	developments with respect to retailers that are out of our control;
•	changes to labor laws or wage or job classification regulations, including minimum wage, or other market-driven wage changes;
•	our ability to continue to generate significant operating cash flow;
•	consolidation within the industry of our clients creating pressure on the nature and pricing of our services;
•	our reliance on continued access to retailers’ platforms;
•	consumer goods manufacturers and retailers reviewing and changing their sales, retail, marketing, and technology programs and relationships;
•	our ability to successfully develop and maintain relevant omni-channel services for our clients in an evolving industry and to otherwise adapt to significant technological change;
•	client procurement strategies putting additional operational and financial pressure on our services;
•	our ability to effectively remediate material weaknesses and maintain proper and effective internal controls in the future;
•	potential and actual harms to our business arising from the matter related to the April 2018 acquisition of Take 5 Media Group (the “Take 5 Matter”);
•	our ability to identify attractive acquisition targets, acquire them at attractive prices, and successfully integrate the acquired businesses;
•	our ability to hire, timely train, and retain talented individuals for our workforce, and to maintain our corporate culture as we grow;
•	our ability to avoid or manage business conflicts among competing brands;
•	difficulties in integrating acquired businesses;
•	our substantial indebtedness and our ability to refinance at favorable rates;
•	limitations, restrictions, and business decisions involving our joint ventures and minority investments;
•	exposure to foreign currency exchange rate fluctuations and risks related to our international operations;
•	the ability to maintain applicable listing standards;

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•	the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;
•	changes in applicable laws or regulations;
•	the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors;
•	other factors disclosed in this prospectus; and
•	other factors beyond our control.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement or document incorporated by reference herein. There can be no assurance that future developments affecting Advantage will be those that Advantage has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

These forward-looking statements made by us in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein speak only as of the date of this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein, as applicable. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, including the documents incorporated by reference herein, carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We are a leading business solutions provider to consumer goods manufacturers and retailers. We have a strong platform of competitively advantaged sales and marketing services built over multiple decades — essential, business critical services like headquarter sales, retail merchandising, in-store sampling, digital commerce and shopper marketing. For brands and retailers of all sizes, we help get the right products on the shelf (whether physical or digital) and into the hands of consumers (however they shop). We use a scaled platform to innovate as a trusted partner with our clients, solving problems to increase their efficiency and effectiveness across a broad range of channels. Through our sales segment, we serve as a critical link between consumer goods manufacturers and their retailer partners. Our sales associates prepare and present to retailers a business case to increase distribution of manufacturers’ products and optimize how they are displayed, priced, and promoted both in-store and online. We also make in-store visits to ensure such products are adequately stocked and properly displayed. Through our marketing segment, we help brands and retailers reach consumers through two main platforms. The first is our retail experiential business, also known as sampling or demo, where we manage highly customized and deeply embedded large scale sampling programs (both in-store and online) with multi-decade relationships for leading retailers. These programs are mission-critical platforms for brands and retailers to drive sales, promote loyalty and build trial. The second is our collection of specialized agency businesses where we provide private label services to retailers and develop granular marketing programs for brands and retailers that are designed to influence shoppers on their paths to, and at the point of, purchase using our proprietary insights on shopper behavior, analytics, brand knowledge, and understanding of manufacturer and retailer strategies.

Background

Our Company was originally known as Conyers Park II Acquisition Corp. On October 28, 2020, Conyers Park consummated the Transactions with ASI pursuant to the Merger Agreement dated as of September 7, 2020 among Conyers Park, ASI and Merger Sub. In connection with the Closing of the Transactions, Conyers Park changed its name to Advantage Solutions Inc. ASI was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While Conyers Park was the legal acquirer in the Merger, because ASI was deemed the accounting acquirer, the historical financial statements of ASI became the historical financial statements of the combined company, upon the consummation of the Merger.

In September 2020, we entered into subscription agreements (collectively, the “Subscription Agreements”) pursuant to which certain investors agreed to subscribe for shares of our Class A common stock at a purchase price of $10.00 per share. The purchasers under the Subscription Agreements, other than the participating Advantage Sponsors (as defined below) and their affiliates, agreed to purchase an aggregate of 51,130,000 shares of Class A common stock. Certain of the Advantage Sponsors or their affiliates agreed to purchase an aggregate of 20,000,000 shares of Class A common stock, or, in their sole discretion, up to 45,000,000 shares in the event our public stockholders exercised their redemption rights in connection with the Merger and in order to meet the minimum cash condition specified in the Merger Agreement (collectively, the “PIPE Investment”). At the Closing, we consummated the PIPE Investment and issued 85,540,000 shares of our Class A common stock for aggregate gross proceeds of $855.4 million.

At the effective time of the Merger (the “Effective Time”), each share of ASI common stock issued and outstanding immediately prior to the Effective Time converted into the right to receive a portion of the merger consideration.

Our Class A common stock and Warrants are currently listed on the Nasdaq Global Select Market under the symbols “ADV” and “ADVWW,” respectively.

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The rights of holders of our Class A common stock and Warrants are governed by our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, the Warrant Agreement, dated July 22, 2019, between Conyers Park and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). See the sections entitled “Description of Our Securities” and “Selling Stockholders — Certain Relationships with Selling Stockholders.”

Corporate Information

Conyers Park was incorporated under the laws of the State of Delaware on May 2019 as a special purpose acquisition company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. Conyers Park completed its initial public offering in July 2019. In October 2020, our wholly-owned subsidiary merged with and into ASI, with ASI surviving the merger as a wholly-owned subsidiary of Conyers Park. In connection with the Merger, we changed our name to Advantage Solutions Inc. We refer to certain entities that are or are controlled by equity funds affiliated with or advised by CVC Capital Partners, Leonard Green & Partners, Juggernaut Capital Partners and Centerview Capital Management, LLC, Bain Capital and Yonghui Investment Limited, collectively as the “Advantage Sponsors.” We also refer to Conyers Park II Sponsor LLC, an affiliate of Centerview Capital, which was Conyers Park’s sponsor prior to the Merger, as the “CP Sponsor.” The Advantage Sponsors, through their direct ownership of our Class A common stock and their ownership of equity interests of Topco, and the CP Sponsor control us, and will continue to control us after the issuance of the shares of Class A common stock contemplated hereby. Our principal executive offices are located at 15310 Barranca Parkway, Suite 100, Irvine, CA 92618. Our telephone number is (949) 797-2900. Our website address is www.advantagesolutions.net. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

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THE OFFERING

Issuer	Advantage Solutions Inc. (f/k/a Conyers Park II Acquisition Corp.).
Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by us	7,333,333 shares of Class A common stock issuable upon exercise of the Warrants.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants	318,573,566 shares (as of November 1, 2021).
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants	337,151,887 shares (based on total shares outstanding as of November 1, 2021).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds	We will receive up to an aggregate of approximately $84.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Class A Common Stock
Shares of Class A Common Stock Offered by the Selling Stockholders	255,465,000 shares.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.
Market for Class A common stock and Warrants	Our Class A common stock and Warrants are currently traded on the Nasdaq Global Select Market under the symbols “ADV” and “ADVWW,” respectively.
Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

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RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the specific risks set forth herein, under “Risk Factors” in any applicable prospectus, under “Risk Factors” under Item IA of Part I of our Annual Report on Form 10-K/A, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference to this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or any documents incorporated by reference herein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.”

We may redeem certain unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

None of the private placement warrants are redeemable by us so long as they are held by their initial purchasers or their permitted transferees. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. Public warrants are redeemable at a price of $0.01 per warrant, provided that the closing price of our Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give proper notice of redemption. Public warrants are also redeemable at a price of $0.10 per warrant, provided that the closing price of our Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which we give the notice of redemption. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws, unless we exercise our redemption to redeem the public warrants at a price of $0.10 per warrant, in which case an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available, or we elect to require the exercise of the warrants on a “cashless basis.” Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

In addition, we may redeem warrants after they become exercisable for a number of shares of our Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

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USE OF PROCEEDS

All of the Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $84.3 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A common stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Warrants are listed on the Nasdaq Global Select Market under the symbol “ADVWW.”

We cannot currently determine the price or prices at which shares of our Class A common stock may be sold by the Selling Stockholders under this prospectus.

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SELLING STOCKHOLDERS

The Selling Stockholders acquired the shares of our Class A common stock from us as consideration in accordance with terms of the Merger Agreement and in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the business combination. In connection with the execution of the Merger Agreement, the Company entered into a Registration Rights Agreement, dated September 7, 2020, where we agreed to file registration statements with the SEC for the purposes of registering for resale the shares of our Class A common stock issued to the Selling Stockholders pursuant to the Merger Agreement and the Subscription Agreements. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. Selling Stockholder information for each additional Selling Stockholder (including any donee, pledgee, transferee or other successor in interest of a Selling Stockholder), if any, will be set forth by prospectus supplement or post-effective amendment to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement or post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Stockholders, certain information as of November 1, 2021 regarding the beneficial ownership of our Class A common stock by the Selling Stockholders and the shares of Class A common stock offered by the Selling Stockholders. The applicable percentage ownership of Class A common stock is based on approximately 318,573,566 shares of Class A common stock outstanding as of November 1, 2021. Information with respect to shares of Class A common stock owned beneficially after the offering assumes the sale of all of the shares of Class A common stock offered and no other purchases or sales of our Class A common stock. The Selling Stockholders may offer and sell some, all or none of their shares of Class A common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Class A common stock that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Class A Common Stock Beneficially Owned As of November 1, 2021	Number of Shares of Class A Common Stock Being Offered(1)	Class A Common Stock Beneficially Owned After the Offered Shares of Class A Common Stock are Sold
			Number	Percent
Karman Topco L.P.(2)	208,750,000	208,750,000	—	—
CVC ASM Holdco, II L.P.(3)	15,290,000	15,290,000	—	—
Conyers Park II Sponsor LLC(4)	18,483,333	18,483,333	—	—
Green Equity Investors VI, L.P.(5)	9,580,210	9,580,210	—	—
Green Equity Investors Side VI, L.P.(5)	5,709,790	5,709,790	—	—
CP II Investments LLC	590,000	590,000	—	—
CP ADV LLC	540,000	540,000	—	—
Karman Coinvest L.P.(6)	160,000	160,000	—	—
BC Eagle Holdings, L.P.(7)	2,890,000	2,890,000	—	—
JCP ASM Holdco, L.P.(8)	780,000	780,000	—	—
Ronald Blaylock	25,000	25,000	—	—
Total Shares	262,798,333	262,798,333	—	—

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(1)	The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Stockholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Stockholder may own beneficially or otherwise.
(2)	The board of directors of Topco, currently consisting of Cameron Breitner, Tanya Domier, Timothy Flynn, Jonathan Sokoloff, Ryan Cotton and Tiffany Han, exercises voting and dispositive power with respect to these securities. No person or entity has the right to appoint a majority of Topco’s directors.
(3)	CVC Capital Partners VI Limited is the general partner of CVC Capital Partners VI (A) L.P., CVC Capital Partners VI (B) L.P., CVC Capital Partners VI (C) L.P., CVC Capital Partners VI (D) S.L.P., CVC Capital Partners VI Associates L.P. and CVC Capital Partners Investment Europe VI L.P. (collectively, “CVC Funds”). CVC Funds are managing members of CVC ASM Holdco GP, LLC, which is the general partner of CVC ASM Holdco II, LP. Voting and investment determinations with respect to the securities held of record by CVC ASM Holdco II, LP are made by a majority of the board of directors of CVC Capital Partners VI Limited, which board consists of Carl John Hansen, Frederick Inglis Watt and Vic Cabot. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by CVC ASM Holdco II, LP. Each individual named in this footnote disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Cameron Breitner is a managing partner of CVC Capital Partners and also a director of the Company and of Topco. Tiffany Han is a managing director of CVC Capital Partners and also a director of the Company and of Topco.
(4)	Includes 7,333,333 shares of Class A Common Stock issuable upon exercise of the Warrants. There are five managers of the CP Sponsor’s board of managers, including James M. Kilts, David J. West and Brian K. Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of the CP Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the CP Sponsor. Based upon the foregoing analysis, the CP Sponsor has determined that no individual manager of the CP Sponsor exercises voting or dispositive control over any of the securities held by the CP Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.
(5)	LGP Management, Inc. (“LGPM”) is the general partner of Leonard Green & Partners, L.P (“LGP”), which is the management company of Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (“GEI Funds”). Voting and investment determinations with respect to the securities held of record by the GEI Funds are made by the directors of LGPM and such individuals and entities may be deemed to share beneficial ownership of the securities held of record by the GEI Funds. Each individual named in this footnote disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6)	Karman GP LLC is the general partner of Karman Coinvest L.P. Voting and investment determinations with respect to the securities held of record by Karman Coinvest L.P. are made by the Co-Presidents of Karman GP LLC, who are Timothy J. Flynn and Cameron Breitner. Both Mr. Flynn and Mr. Breitner are also directors of the Company. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by Karman Coinvest L.P. Each individual named in this footnote disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(7)	Bain Capital Investors, LLC (“BCI”) is the ultimate general partner of BC Eagle Holdings, LP (“BC Eagle”). Voting and investment determinations with respect to the securities held of record by BC Eagle are made by the governing board of BCI and such individuals and entities may be deemed to share beneficial ownership of the securities held of record by BC Eagle. Each such individual disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Ryan Cotton is a managing director at Bain Capital Private Equity, LP and also a director of the Company and of Topco.
(8)	Juggernaut Partners II, GP, Ltd. is the general partner of Juggernaut Partners II GP, L.P., which is the general partner of JCP ASM Holdco, L.P. Voting and investment determinations with respect to the securities held of record by JCP ASM Holdco, L.P. are made by John Shulman, as director of Juggernaut Partners II, GP, Ltd. As such, each of the foregoing individuals and entities may be deemed to share beneficial ownership of the securities held of record by JCP ASM Holdco, L.P. Mr. Shulman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

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DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

Our Certificate of Incorporation authorizes 3,290,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our Certificate of Incorporation authorizes a total of 3,290,000,000 shares of Class A common stock. Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Class A common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of Class A common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Class A common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Class A common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes a total of 10,000,000 shares of preferred stock.

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our Class A common stock and our preferred stock will be available for future issuance after the Transactions without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

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Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one whole share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve months from the closing of our initial public offering or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, dated July 22, 2019, between Conyers Park and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. You should review a copy of the Warrant Agreement, which has been filed with the SEC, for a complete description of the terms and conditions applicable to the warrants.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Merger, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and cause the same to become effective within 60 business days following the Merger. The registration statement registering the Class A common stock issuable upon exercise of the warrants was declared effective as of December 9, 2020. Further under the terms of the Warrant Agreement, we have agreed that we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for cash. Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;
•	a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•	if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

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If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants for cash or Class A common stock. Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;
•	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock except as otherwise described below;
•	if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
•	if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given, or the Company has elected to require the exercise of the warrants on a “cashless basis.”

During any redemption period in connection with a redemption by us pursuant to this redemption feature, a warrant holder may elect to exercise its warrants on a “cashless basis,” in which case such holder will receive upon exercise such number of Class A common stock calculated based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders, and the number of months that the corresponding redemption date precedes the expiration date of the warrants. An indicative number of Class A common stock received upon any such exercise is set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Class A common stock
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364

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	Fair Market Value of Class A common stock
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 Class A common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a “cashless basis” in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair value” for their warrants based on a Black- Scholes option pricing model with a fixed volatility input as of the date of the final prospectus relating to our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a “cashless basis” for the applicable number of shares.

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If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security.

Redemption procedures and cashless exercise. If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the business combination. If we call our warrants for redemption and our management does not take advantage of this option, CP Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a “cashless basis” using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a “cashless basis”, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our Certificate of Incorporation to modify the substance or timing of our obligation to redeem 100% of our Class A common stock if we do not complete our initial business combination within 24 months from the closing of our initial public offering or which adversely affects the rights of holders of our Class A common stock, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

The warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis”, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Warrants) and any shares of Class A common stock issued upon conversion or exercise thereof are subject to transfer restrictions, which provide that the private placement warrants and the Class A common stock underlying such warrants are not transferable or saleable until 30 days after the completion of the business combination, except (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of CP Sponsor or their affiliates, any affiliates of CP Sponsor, or any employees of such affiliates, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

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(d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of our liquidation prior to the completion of our initial business combination; (g) by virtue of the laws of Delaware or CP Sponsor’s limited liability company agreement upon dissolution of CP Sponsor; or (i) in the event of our liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

Additionally, the private placement warrants will not be redeemable by us so long as they are held by CP Sponsor or its permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public stockholders’ warrants described above, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in our initial public offering.

If holders of the private placement warrants elect to exercise them on a “cashless basis”, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The reason that we have agreed that these warrants will be exercisable on a “cashless basis” so long as they are held by the sponsor or its permitted transferees is because they remain affiliated with us following the Merger and their ability to sell our securities in the open market is significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, insiders are significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate.

Exclusive Venue

Our Certificate of Incorporation and Bylaws provide that, unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the Certificate of Incorporation (as it may be amended and/or restated from time to rime) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine. Subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. In addition, the foregoing provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Corporate Opportunity

Our Certificate of Incorporation includes an explicit waiver regarding corporate opportunities that may be granted to certain “exempted persons” (including Topco, Advantage Sponsor, CP Sponsor and their respective affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who will serve as our directors).

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Such “exempted persons” will not include us or any of our subsidiaries or their respective officers or employees and such waiver will not apply to any corporate opportunity that is expressly offered to one of our directors in his or her capacity as such (in which such opportunity we do not renounce an interest or expectancy). The Certificate of Incorporation provides that, to the fullest extent permitted by law, the exempted persons will not be liable for any breach of fiduciary duty solely by reason of the fact that such person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of us or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the Bylaws and Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. In addition, our Certificate of Incorporation provides that, directors may only be removed from our board of directors with cause and by the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding shares of stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Certificate of Incorporation provides that special meetings of the stockholders may be called only by a resolution adopted by our board of directors and not by our stockholders or any other person or persons. The Certificate of Incorporation and Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth in the Bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

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Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Certificate of Incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our Certificate of Incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our Bylaws, although our Bylaws may be amended by a simple majority vote of our board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, the Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our Certificate of Incorporation provides that Topco and its affiliates, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

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Transfer Agent and Registrar and Warrant Agent

The transfer agent and registrar for our Class A common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Stock Exchange

Our Class A common stock and warrants currently trade on the Nasdaq Global Select Market under the symbols “ADV” and “ADVWW,” respectively.

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PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 7,333,333 shares of Class A common stock that are issuable upon the exercise of the Warrants by the holders thereof and (ii) the resale by the Selling Stockholders of up to 255,465,000 shares of Class A common stock received as consideration in accordance with terms of the Merger Agreement and in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with the business combination.

We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Stockholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholders. The shares of Class A common stock beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the riming, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of NASDAQ;
•	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•	to or through underwriters or broker-dealers;
•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•	in privately negotiated transactions;
•	in options transactions;
•	distribution to employees, members, partners or stockholders of the Selling Stockholders;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its employees, members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

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Such employees, members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A common stock in the course of hedging the positions they assume with Selling Stockholders.

The Selling Stockholders may also sell shares of Class A common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post- effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

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At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Advantage’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.advantagesolutions.net. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC, but do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in the prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INFORMATION INCORPORATED BY REFERENCE

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 17, 2021;
•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 17, 2021, August 9, 2021 and November 9, 2021, respectively; and
•	our Current Reports on Form 8-K filed with the SEC on January 5, 2021, January 6, 2021, April 19, 2021, May 28, 2021, October 1, 2021, October 29, 2021 and November 9, 2021 (only with respect to Item 8.01 therein).

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

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Advantage Solutions Inc.
15310 Barranca Parkway, Suite 100
Irvine, CA 92618
(949) 797-2900

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Shearman & Sterling LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Advantage Solutions Inc.

Up to 7,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 255,465,000 Shares of Class A Common Stock by the Selling Stockholders

PROSPECTUS

November 18, 2021

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.